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                                                                    EXHIBIT 10.3


Attached is the form of Management Retention Agreement, dated August 6, 2002, between the Registrant and the following officers of the Registrant:

         W. Donald Bell
         Ian French
         Nick Ganio
         Richard J. Jacquet
         Philip M. Roussey
         Robert J. Sturgeon



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                            BELL MICROPRODUCTS, INC.

                         MANAGEMENT RETENTION AGREEMENT


 This Management Retention Agreement (the "Agreement") is made and entered into by and between xxxxxxxxx (the "Employee") and Bell Microproducts, Inc. (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").

                                    RECITALS

A. It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Employee with certain severance benefits upon Employee's termination of employment following a Change of Control which provides the Employee with enhanced financial security and provides incentive and encouragement to the Employee to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in the Agreement are defined in Section 4 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate three years following the Effective Date, unless a Change of Control has occurred as of such time, in which case this Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied. This Agreement may be extended unilaterally by the Company by written resolutions adopted by the Board prior to the termination of this Agreement.



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2. At-Will Employment. The Company and the Employee acknowledge that the
Employee's employment is and shall continue to be at-will, as defined under applicable law. If the Employee's employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's written employee plans or pursuant to other written agreements with the Company.

3. Severance Benefits.

          (a) Termination Following A Change of Control. If the Employee's employment terminates at any time within twelve (12) months following a Change of Control, then, subject to Section 4, the Employee shall be entitled to receive the following severance benefits:

                  (i) Involuntary Termination. If the Employee's employment is terminated as a result of Involuntary Termination other than for Cause, then the Employee shall receive the following severance benefits from the Company:

                  (1) Severance Payment. A cash payment in an amount equal to one hundred percent (100%) of the Employee's Base Salary.

                  (2) Employee Benefits. One hundred percent (100%) Company-paid health, dental and life insurance coverage at the same level of coverage as was provided to such employee immediately prior to the Change of Control (the "Company-Paid Coverage") under the Company's plans. Such coverage shall be provided under either (at the Company's discretion) (i) the Company's plans, or
(ii) no less favorable plans or arrangements secured by the Company. If such coverage included the Employee's dependents immediately prior to the Change of Control, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue under COBRA until the earlier of (i) one year from the date of the Change of Control, or (ii) the date that the Employee and his dependents become covered under another employer's group health, dental or life insurance plans that provide Employee and his dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), the date of the "qualifying event" for Employee and his dependents shall be the date upon which the employee is no longer considered an active employee for the Company.

                  (3) Stock Option Accelerated Vesting. One hundred percent (100%) of the unvested portion of any stock option held by the Employee shall automatically be accelerated in full so as to become completely vested; provided, however, that if such potential vesting acceleration would cause a contemplated Change of Control transaction that was intended to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles, as determined by the Company's independent public accountants (the "Accountants") prior to the Change of Control, Employee's stock options and restricted stock shall not have their vesting so accelerated.

          (b) Timing of Severance Payments. Any severance payment to which Employee is entitled under Section 4(a)(i) shall be paid by the Company to the Employee (or to the




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Employee's successors in interest, pursuant to Section 7(b)) in cash and in full, not later than thirty (30) calendar days following the Termination Date.

          (c) Voluntary Resignation; Termination For Cause. If the Employee's employment terminates by reason of the Employee's voluntary resignation (and is not an Involuntary Termination), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing written employee plans or pursuant to other written agreements with the Company.

          (d) Disability; Death. If the Company terminates the Employee's employment as a result of the Employee's Disability, or such Employee's employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing written employee plans or pursuant to other written agreements with the Company.

          (e) Termination Apart from Change of Control. In the event the Employee's employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the twelve (12)-month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may then be established under the Company's existing severance and benefits plans and practices or pursuant to other agreements with the Company.

4. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Employee (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and (ii) but for this
Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Employee's severance benefits under Section 3(a)(i) shall be reduced as to such lesser extent as would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code. Unless the Company and the Employee otherwise agree in writing, any determination required under this Section 4 shall be made in writing by the Company's independent public accountants immediately prior to Change of Control (the "Accountants"), whose determination shall be conclusive and binding upon the Employee and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

         (a) Base Salary. "Base Salary" means an amount equal to twelve (12) times Employee's monthly Company salary for the last full month preceding the Change of Control.




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          (b) Cause. "Cause" shall mean (i) any act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee, (ii) the conviction of a felony, (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company's belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee's obligations to the Company which are demonstrably willful and deliberate on the Employee's part.

         (c) Change of Control. "Change of Control" means the occurrence of any of the following events:

                  (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

                  (ii) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either
(A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

                  (iii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

         (d) Disability. "Disability" shall mean that the Employee has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee's legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least 30 days' written notice by the Company of its intention to terminate the Employee's employment. In the event that the Employee resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.



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         (e) Involuntary Termination. "Involuntary Termination" shall mean (i)
without the Employee's express written consent, the significant reduction of the Employee's duties, authority or responsibilities, relative to the Employee's duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to Employee of such reduced duties, authority or responsibilities; (ii) without the Employee's express written consent, a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the Employee as in effect immediately prior to such reduction;
(iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the Employee was entitled immediately prior to such reduction with the result that the Employee's overall benefits package is significantly reduced; (v) the relocation of the Employee to a facility or a location more than thirty-five (35) miles from the Employee's then present location, without the Employee's express written consent; (vi) any purported termination of the Employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in Section 6(a) below; or (viii) any act or set of facts or circumstances which would, under California case law or statute constitute a constructive termination of the Employee.

          (f) Termination Date. "Termination Date" shall mean (i) if this Agreement is terminated by the Company for Disability, thirty (30) days after notice of termination is given to the Employee (provided that the Employee shall not have returned to the performance of the Employee's duties on a full-time basis during such thirty (30)-day period), (ii) if the Employee's employment is terminated by the Company for any other reason, the date on which a notice of termination is given, provided that if within thirty (30) days after the Company gives the Employee notice of termination, the Employee notifies the Company that a dispute exists concerning the termination or the benefits due pursuant to this Agreement, then the Termination Date shall be the date on which such dispute is finally determined, either by mutual written agreement of the parties, or a by final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected), or
(iii) if the Agreement is terminated by the Employee, the date on which the Employee delivers the notice of termination to the Company.

 6.       Successors.

          (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.

          (b) Employee's Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee's personal



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or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

 7.       Notice.

          (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

          (b) Notice of Termination. Any termination by the Company for Cause or by the Employee as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his rights hereunder.

8.       Miscellaneous Provisions.

          (a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

          (b) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

          (c) Whole Agreement. No agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes in their entirety any prior or contemporaneous agreements, whether written, oral, express or implied, relating to the subject matter hereof.

         (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.



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          (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

         (f) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

         (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.


COMPANY                          BELL MICROPRODUCTS, INC.



                                 By:
                                    -------------------------------------------
                                      W. Donald Bell,
                                      President and Chief Executive Officer


                                 Date:


EMPLOYEE
                                     ------------------------------------------

                                 Date: